Exhibit 99.1
For Immediate Release
Globecomm Increases Credit Facility with Citibank
HAUPPAUGE, N.Y., June 3, 2010 /BusinessWire/ — Globecomm Systems Inc. (NASDAQ: GCOM), a leading global provider of satellite-based communications infrastructure solutions and services, announced today that Citibank, N.A. increased the Company’s committed credit facility from $50 million to $65 million and renewed the facility for one year. The credit facility accommodates documentary and standby letters of credit, term loans, foreign exchange transactions, and also includes a revolving credit facility. The increase in the term loan portion of the facility from $25 million to $40 million, in particular, will accommodate the Company’s continued growth. The credit facility will be used to issue bid bonds and performance bonds relating to projects and contracts worldwide, term loans for potential acquisitions, and also supports the Company’s working capital needs. As of the date of Amendment, there was $12.1 million outstanding and unpaid under the term loan line. The Credit Facility will be available until May 26, 2011.
Andy Melfi, Senior Vice President and Chief Financial Officer of Globecomm Systems Inc., said: “As the Company grows and pursues acquisitions Citibank continues to provide a stable source of liquidity, as well as significant expertise and resources in global financial markets.”
About Globecomm Systems
Globecomm Systems Inc. provides end-to-end value-added satellite-based communication products, services and solutions by leveraging its core satellite ground segment systems and network capabilities, with its satellite communication services capabilities. The products and services Globecomm offers include pre-engineered systems, systems design and integration services, managed network services and life cycle support services. Globecomm’s customers include communications service providers, commercial enterprises, broadcast and other media and content providers and government and government-related entities.
Based in Hauppauge, New York, Globecomm Systems also maintains offices in Washington, DC, Maryland, New Jersey, the Netherlands, South Africa, Hong Kong, Germany, Singapore, the United Arab Emirates and Afghanistan.
This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on management’s current expectations and observations. You should not place undue reliance on our forward-looking statements because the matters they describe are subject to certain risks, uncertainties and assumptions that are difficult to predict. Our forward-looking statements are based on the information currently available to us and speak only as of the date of this press release. Over time, our actual results, performance or achievements may differ from those expressed or implied by our forward-looking statements, and such differences might be significant and materially adverse to our security holders.
We have identified some of the important factors that could cause future events to differ from our current expectations and they are described in our most recent Annual Report on Form 10-K and most recent Quarterly Report of Form 10-Q, including without limitation under the captions ''Risk Factors’’ and ''Management’s Discussion and Analysis of Financial Condition and Results of Operations,’’ and in other documents that we may file with the SEC, all of which you should review carefully. Please consider our forward-looking statements in light of those risks as you read this press release.
For Globecomm Investor Relations information, please contact:
Matthew Byron

Senior Vice President, Corporate Office
631-457-1301
ir@globecommsystems.com
For Globecomm Public Relations information, please contact:
pr@globecommsystems.com
Company Information:
Globecomm Systems Inc.
45 Oser Avenue
Hauppauge, NY 11788
Phone: 631-231-9800; Fax: 631-231-1557
Web: http://www.globecommsystems.com